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                                  Exhibit 99(i)

                                  PRESS RELEASE

DISTRIBUTION:  To Business Editor

DATELINE:      December 3, 2001:  Husker Ag Processing, LLC - Plainview,
               Nebraska



            Husker Ag Processing, LLC announces successful completion
                   of its Public Offering of Membership Units.

December 3, 2001, - PLAINVIEW, NEBRASKA. Husker Ag Processing, LLC a Nebraska limited liability company, announced today that it has completed its public offering of membership units, and was successful in raising a total of $14,402,000 from the sale of membership units.

          The Company's completion of its public offering was contingent upon its raising at least $13 million from the sale of membership units and obtaining debt financing necessary to complete the construction of the ethanol plant. On November 30, 2001, the Company entered into an agreement with Stearns Bank, N.A., St. Cloud, Minnesota, under which the Bank will provide up to $20 million of debt financing consisting of up to an 18-month construction loan, which will convert to a permanent loan amortized over 10 years. Closing on the loan with the Bank is expected on or about December 19, 2001. On November 30, 2001, the Company also entered into a Design-Build contract with Fagen, Inc. for the design and construction of a 20 million gallon per year capacity ethanol plant for a contract price of $26.9 million.

          The Company's ethanol plant will be located on land owned by the Company located 3 1/2 miles east of Plainview, Nebraska between the Northeast Nebraska Railway railroad and US Highway 20. Ground breaking for the ethanol plant was held November 16, 2001, and land and grading preparation work is currently underway at the site.

          "Completing the equity offering, securing the necessary debt financing, and finalizing our design-build agreement with Fagen, Inc. is a significant achievement for Husker Ag Processing, allowing the Company to move forward with the development of our business and the construction of the ethanol plant," said Gary Kuester, Chairman of Husker Ag Processing. "The Board of Directors worked hard to bring this offering to completion and we are excited about the future opportunities for our Company and our ethanol plant," indicated Mr. Kuester.

FORWARD LOOKING INFORMATION

The above information contains forward-looking statements made within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements by their nature involve substantial risks and uncertainties as described by the Company's periodic filings and Registration Statement on Form SB-2 filed with the Securities and Exchange Commission. Actual results could and likely will differ materially from those anticipated depending on a variety of factors. Information with respect to the risks and uncertainties faced by the Company may be found in, and the prior discussion is qualified in its entirety by, the Risk Factors contained in the Company's filings with the Securities and Exchange Commission including its Form SB-2 registration statement, and other SEC filings. The Company does not undertake any obligation to update any such factors or to publicly announce developments or events relating to the matters described herein.

For Information Contact:

         Allen Sievertsen or Linda Demerath at Husker Ag Processing, LLC, telephone number (402) 582-4446.